Exhibit 99.1
FOR IMMEDIATE RELEASE
Media Contact:
Steve Zivanic
QLogic Corporation
408.667.8039
steve.zivanic@qlogic.com
Investor Contact:
Simon Biddiscombe
QLogic Corporation
949.389.7533
simon.biddiscombe@qlogic.com
QLogic Announces Appointment of Bill Zeitler and Scott Mercer
to Board of Directors
ALISO VIEJO, Calif., September 13, 2010—QLogic Corp. (Nasdaq: QLGC), a leading supplier of high performance network infrastructure solutions, today announced that Bill Zeitler and Scott Mercer have been appointed to its board of directors, increasing the number of directors to eight.
Zeitler spent over 35 years at IBM in various roles, including his last assignment as Senior Vice President and Group Executive — Servers, Storage and Semiconductor Groups, prior to his retirement in 2008. He currently serves on the board of directors of Vette Corporation and is a consultant for several technology companies.
Mercer currently serves as Chairman and Chief Executive Officer of Conexant Systems, Inc., and also serves on the board of directors of Hitachi Global Storage Technologies Netherlands B.V. and Polycom, Inc. His prior experience includes serving as a senior executive officer at Western Digital Corporation (most recently as Senior Vice President and Chief Financial Officer and Adviser to the Chief Executive Officer) and as an executive at Dell Computer Corporation. Mercer has over 27 years of management experience at technology companies.
“I am very pleased to welcome Bill and Scott to the QLogic Board of Directors” said H.K. Desai, Chairman and Chief Executive Officer of QLogic. “Both Bill and Scott have extensive technology backgrounds and significant leadership experience having been senior executives of very large technology companies. I am confident that they will be valuable contributors to QLogic.”
About QLogic
QLogic (Nasdaq: QLGC) is a global leader and technology innovator in high performance networking, including adapters, switches and ASICs. Leading OEMs and channel partners worldwide rely on QLogic products for their data, storage and server networking solutions. QLogic is a NASDAQ Global Select company and is included in the S&P 500. For more information, visit www.qlogic.com.

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